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                                                                     Exhibit 5.1

                    [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS]



July 12, 2000



3-Dimensional Pharmaceuticals, Inc.
Eagleview Corporate Center, Suite 104
665 Stockton Drive
Exton, PA  19341


Re:  Public Offering of 4,600,000 Shares of Common Stock,
     $0.001 Par Value Per Share, of 3-Dimensional Pharmaceuticals, Inc.
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Ladies and Gentlemen:

We have acted as counsel to 3-Dimensional Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the subject registration statement on Form S-1 (as such may be amended or supplemented, the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register up to 4,600,000 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock") to be sold in a public offering (the "Offering"), including 600,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the Underwriters, all of which shares are authorized but heretofore unissued.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation, as amended to date;
(c) the Company's Bylaws, as amended to date; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) the Form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), to be executed by the Company and Bear, Sterns & Co. Inc., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc. as representatives of the underwriters for the Offering (the "Underwriters"); and (f) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as
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                    [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS]

3-Dimensional Pharmaceuticals, Inc.
July 12, 2000
Page 2


originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares to be sold by the Company as described in the Registration Statement, upon approval by the pricing committee duly authorized by the Company's Board of Directors, when and to the extent purchased by the Underwriters in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP